Exhibit 99.1

Hecla Reports First Quarter 2012 Results

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--May 8, 2012--Hecla Mining Company (“Hecla”) (NYSE:HL) today announced first quarter net income applicable to common shareholders of $12.4 million, or $0.04 per basic share, and earnings after adjustments applicable to common shareholders of $16.9 million, or $0.06 per basic share. First quarter silver production was 1.3 million ounces at a cash cost of $2.24 per ounce, net of by-products.

FIRST QUARTER 2012 HIGHLIGHTS

  Sales of $91.2 million.
  Net income applicable to common shareholders of $12.4 million, or $0.04 per basic share.
  Earnings after adjustments applicable to common shareholders (a non-GAAP measure) of $16.9 million, or $0.06 per basic share.
  Operating cash flow of $41.4 million.
  Silver production of 1.3 million ounces at a total cash cost (a non-GAAP measure) of $2.24 per ounce, net of by-products.
  Cash and cash equivalents of $279 million at March 31, 2012.
  Lucky Friday rehabilitation advanced approximately 1,500 feet.
  Declaration of quarterly dividend of $0.0225 per share of common stock.
  Announced a share repurchase program.

"During the first quarter of 2012 we continued to invest in Hecla's strong and diversified assets, making excellent progress in the rehabilitation of our Lucky Friday Silver Shaft and record investment in our Greens Creek mine. We also advanced all three major pre-development projects, with the goal of increasing our silver production and reserves by moving into development quickly," said Hecla's President and Chief Executive Officer Phillips S. Baker, Jr.

"While our first quarter silver production at Greens Creek was impacted by ground support work that diverted equipment and personnel, we expect production to increase for the rest of the year," Mr. Baker added. "The combination of Hecla's strong balance sheet, including a cash balance of $279 million and substantially no debt, and its long-lived, low cost mines which provide strong cash flow will allow us to deliver an expected 50% growth in silver production while also allowing the company to deliver value to shareholders through the Company's dividend and share repurchase programs."

FINANCIAL OVERVIEW

Net income applicable to common shareholders for the first quarter was $12.4 million, or $0.04 per share, compared to $43.2 million, or $0.15 per share, for the same period a year ago and was impacted by the following items:

  Exploration and pre-development expense increased to $9.0 million in the first quarter from $3.3 million in the same period in 2011, for exploration work at Greens Creek, the Company's extensive land package in Durango, Mexico, at San Juan Silver project in Colorado, and the Star complex in North Idaho's Silver Valley near the Lucky Friday mine.
  $6.2 million in suspension-related costs at the Lucky Friday mine.
  A $5.2 million loss on base metal derivative contracts for the first quarter, compared to a $2.0 million loss for the same period in 2011. A summary of the quantities of base metals committed at March 31, 2012, is included on page 3 of this release.
  A $7.3 million tax provision compared to $23.5 million in the same period in 2011, as a result of higher pre-tax income in 2011. Our effective income tax rate is approximately 37% in 2012 compared to 33% in the same period in 2011.
  Gains of $6.1 million on provisional price adjustments compared to $7.2 million in the same period of 2011.
	First Quarter Ended
HIGHLIGHTS	March 31, 2012	March 31, 2011
FINANCIAL DATA

Sales (000)	$91,153	$136,364
Gross profit (000)	$48,202	$79,573
Income applicable to common shareholders (000)	$12,434	$43,219
Basic income per common share	$0.04	$0.16
Diluted income per common share	$0.04	$0.15
Net income (000)	$12,572	$43,357
Cash provided by operating activities (000)	$41,426	$60,910

Capital expenditures (including non-cash capital lease additions) at the operations totaled $26.4 million for the first quarter ended March 31, 2012. Expenditures at the Lucky Friday were $11.7 million and expenditures at Greens Creek were $14.7 million. Capital expenditures are expected to be $140.0 million for the year, primarily due to an increase in projects at Greens Creek.

Pre-development expenditures totaled $3.4 million in the first quarter of 2012. Pre-development expenditures in 2012 are expected to be approximately $11.0 million for infrastructure at the Star mine in the Silver Valley, San Juan Silver property in Creede Colorado, and the San Sebastian property in Mexico.

Exploration expenditures for the first quarter of 2012 were $5.6 million. Exploration expenditures for 2012 are expected to be approximately $28.0 million.

Metals Prices

Realized silver prices in the first quarter of 2012 were $36.59 per ounce, consistent with average realized prices in the year ago period of $36.49 per ounce.

Overall first quarter realized metals prices were higher than those in the fourth quarter 2011, resulting in positive adjustments to provisional settlements of $6.1 million compared to net positive price adjustments to provisional settlements of $7.2 million in the same period in 2011. The adjustment to provisional settlements is largely due to an increase in prices in the time period between the shipment of concentrate and the final settlement. The provisional price adjustment related to zinc and lead contained in our concentrate shipments was largely offset by net losses on forward contracts of $1.0 million for those metals.

		First Quarter Ended
		March 31, 2012	March 31, 2011
AVERAGE METAL PRICES

Silver -	London PM Fix ($/oz)	$32.62	$31.66
	Realized price per ounce	$36.59	$36.49
Gold -	London PM Fix ($/oz)	$1,691	$1,384
	Realized price per ounce	$1,751	$1,405
Lead -	LME Cash ($/pound)	$0.95	$1.18
	Realized price per pound	$1.00	$1.19
Zinc -	LME Cash ($/pound)	$0.92	$1.09
	Realized price per pound	$0.95	$1.09

Base Metals Forward Sales Contracts

The following table summarizes the quantities of base metals committed under financially settled forward sales contracts at March 31, 2012:

	Metric Tonnes Under		Average Price per
	Contract		Pound
	Zinc	Lead	Zinc	Lead
Contracts on provisional sales
2012 settlements	6,250	1,300	$0.94	$0.96
Contracts on forecasted sales
2012 settlements	11,850	5,100	$1.12	$1.13
2013 settlements	8,675	13,250	$1.13	$1.15

OPERATIONS OVERVIEW

First quarter silver cash cost was $2.24 per ounce, net of by-products, compared to $1.03 per ounce in the same period in 2011. The following table provides the production summary on a consolidated basis for the first quarter ended March 31, 2012 and 2011:

		First Quarter Ended
		March 31, 2012	March 31, 2011
PRODUCTION SUMMARY

Silver -	Ounces produced	1,328,704	2,454,408
	Payable ounces sold	1,427,187	2,363,430
Gold -	Ounces produced	12,652	14,430
	Payable ounces sold	11,860	11,590
Lead -	Tons produced	4,854	9,655
	Payable tons sold	4,169	8,602
Zinc -	Tons produced	15,943	17,681
	Payable tons sold	11,687	13,515
Total cash cost per ounce of silver produced (1)		$2.24	$1.03

(1) See the attached schedule for a reconciliation to GAAP.

Greens Creek Mine - Alaska

Silver production at Greens Creek was 1.3 million ounces in the first quarter of 2012, compared to 1.7 million in the same period in 2011. The decrease in silver production year-over-year was due primarily to ground support rehabilitation work that diverted equipment and personnel away from production.

Mining and milling costs per ton were up by 37% and 18%, respectively, in the first quarter compared to the same period in 2011 due to lower production, as mill throughput decreased by 13%. The mining costs variance is also attributed to higher maintenance costs during the 2012 period.

The cash cost per ounce of silver increased by $2.97 for the first quarter compared to the same period in 2011, mainly attributable to lower silver ounces produced due to the decrease in mill throughput and lower silver ore grades ($4.71 per ounce), treatment and freight costs ($2.68 per ounce), and mine license tax and other costs ($0.97 per ounce). These factors were partially offset by higher by-product credits of $5.39 per ounce due to higher average gold prices and higher zinc and lead ore grades.

Lucky Friday Mine - Idaho

At the Lucky Friday mine, the $19.9 million decrease in gross profit in the first quarter compared to the same period in 2011 resulted from the temporary suspension of production at the mine during the 2012 period. The mine's Silver Shaft is undergoing rehabilitation and extensive improvements, with operations and silver production expected to resume as planned in early 2013. Through the first quarter, all surface work needed for the rehabilitation project was completed, including winches, generators and revised shaft collar structure.

As of early May, approximately 1,500 feet of rehabilitation work on the Silver Shaft had been completed, slightly ahead of plan. This work involves the removal of cementitious material along the main shaft, as well as installation of a metal brattice between the east and west halves of the shaft, repairing shaft steel, and installation of a new power cable, along with additional work, which is expected to improve the shaft's functionality and possibly improve its hoisting capacity. Work along the entire 6,100 foot Silver Shaft is expected to be completed in December 2012.

According to the plan submitted and approved by MSHA, once restoration work in the Silver Shaft is complete through the 4900 level, work crews are expected to be brought back in for development work to prepare the mine for resumption of production.

Care and maintenance costs incurred at the Lucky Friday totaled $6.2 million for the first quarter of 2012.

Exploration

Exploration expenditures for the first quarter were $5.6 million with $1.8 million for exploration at San Juan Silver in Colorado, $1.5 million for San Sebastian in Mexico, $0.6 million at Greens Creek, $0.5 million at the Star and $0.4 million for the Silver Valley. Expenditures for 2012 are expected to be approximately $28.0 million.

Drilling at Greens Creek continues to define ore-grade mineralization along trend of the Gallagher and 9a Zones and South West Bench. Drilling of the 9a Zone has likely extended the resource to the south and drilling of the South West Bench has defined ore-grade material to the north and the east of the existing reserve model. At the Gallagher, drilling continues to define two discrete high-grade zones that are strong to the south and to the east near the Gallagher Fault.

At the north end of the recently expanded Star Complex resource, there are now two drills defining high-grade, northerly and down-dip extensions to the Moffitt, North Star and Noonday veins. Drilling of the Moffitt veins includes intersections of 8.0 opt silver, 26.9% lead, 6.7% zinc over 5.3 feet; 5.0 opt silver, 16.9% lead, 0.7% zinc over 1.5 feet; and 2.6 opt silver, 7.9% lead, 12.9% zinc over 4.3 feet. The North Star is a 42-foot wide stringer zone that includes four separate veins ranging from 1.0 to 2.2 opt silver and 6 to 20% lead-zinc across widths of 1.5 to 5.8 feet.

Most of the exploration drilling in the first quarter occurred underground in the Equity at the San Juan Silver property in Colorado. Initial high-grade gold-silver results at the Equity mine were provided in a press release on February 27, 2012. New drilling has extended the strike length another 50 feet to 200 feet. The plunge of the mineralized zone has now doubled to about 450 feet. Drilling continues to identify strong breccia and vein mineralization that varies from 7 to 25 feet wide with fine-grained sulfides and silver sulfosalts-rich intervals. A second parallel mineralized structure appears in several drill holes.

Assay results from drilling since the February 27 press release include several samples from the Equity vein; 0.17 opt gold and 16.8 opt silver over 6.4 feet; 0.09 opt gold and 23.5 opt silver over 5.2 feet; 0.38 opt gold and 40.2 opt silver over 6.8 feet; and 0.08 opt gold and 9.2 opt silver over 6.4 feet. A second drill is being mobilized to test additional targets.

In Mexico, two drills have been actively drilling extensions to the Andrea vein resource and the Antonella, a parallel, subsidiary vein. Drilling of the Andrea vein to the southeast continues to define a strong vein and breccia varying in width from 4 feet to 16 feet with bands of precious metal bearing sulfides. Step-out holes to the southeast continue to intersect the wide-mineralized Andrea vein that extends 500 meters beyond the 1.7 km strike resource.

Pre-Development

Pre-development expenditures for the first quarter of 2012 were $3.4 million with $2.2 million at the San Juan Silver property in Colorado, $1.1 million at the Star property in Idaho and the remaining funds in Mexico. Pre-development expenditures for 2012 are expected to total approximately $11.0 million.

In Colorado at the Equity, crews are continuing to rehabilitate underground workings, install utilities down the decline and develop additional drill stations as drilling continues to intercept high-grade mineralization. At the Bulldog, the design of the decline is being finalized and steel sets for installation at the portal have been received. In addition, surface maintenance facilities have been completed at the Equity and Bulldog project sites.

In Idaho's Silver Valley, as the result of completing Star’s mineability study, which has defined the mining method, a preliminary economic analysis is being prepared which is expected in the third quarter. Rehabilitation on the Star 2000 level continues around the shaft stations, the Star #4 hoist room and the Star #5 shaft where a connection to the Grouse 700 Level will provide secondary surface access. In addition, surface maintenance facilities have been completed.

At the San Sebastian project in Mexico, options for accessing the existing resources at the Hugh Zone and a new mine plan have been completed. A preliminary economic analysis is expected to be completed during the third quarter of this year.

A work plan and drill program to define the hydrology of the Andrea area, which is located on the same property package as the Hugh Zone, has been completed and preliminary mine designs have begun. Initial metallurgical testing indicates the Andrea ores are amenable to cyanidation and produce a high-grade gravity concentrate. Further studies will optimize grind versus recovery, leach time, cyanide concentration and consumption, gravity concentrations and carbon loading for a potential CIL circuit.

NEW STAFF APPOINTMENTS

During the first quarter, the Company announced the appointments of Ed Sutich as Vice President and General Manager of the Lucky Friday mine, John Jordan as the new Vice President of Technical Services, and Michael Wegleitner as Director of Health and Safety.

“These professionals have a combined 88 years of mining experience, and we are confident in their ability to deliver on our continued and relentless focus on the highest levels of mine safety, planned mine development, and expected silver production increases,” said Hecla CEO Phillips S. Baker, Jr.

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held Tuesday, May 8, at 1:00 p.m. Eastern Time to discuss these results. You may join the conference call by dialing toll-free 1-866-543-6407 or 1-617-213-8898 internationally. The participant passcode is HECLA. Hecla's live and archived webcast can be accessed at www.hecla-mining.com under Investors or via Thomson StreetEvents Network.

ABOUT HECLA

Established in 1891, Hecla Mining Company has distinguished itself as the largest and lowest cash cost silver producer in the U.S. The company has two operating mines and exploration properties in four world-class silver mining districts in the U.S. and Mexico. With a solid asset base, a strong cash position and no debt, Hecla is poised for growth.

Cautionary Statements

Statements made which are not historical facts, such as anticipated payments, litigation outcome (including settlement negotiations), production, sales of assets, exploration results and plans, costs, and prices or sales performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “believes,” “estimates,” “targets,” “anticipates” and similar expressions are used to identify these forward-looking statements. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, litigation, regulatory and environmental risks, operating risks, project development risks, political risks, labor issues, ability to raise financing and exploration risks and results. Refer to the company's Form 10-K and 10-Q reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

Cautionary Statements to Investors on Reserves and Resources

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms on this release, such as “resource,” “other resources,” and “mineralized materials” that the SEC guidelines strictly prohibit us from including in our filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K and Form 10-Q. You can review and obtain copies of these filings from the SEC's website at www.sec.gov.

HECLA MINING COMPANY
Condensed Consolidated Statements of Income
(dollars and shares in thousands, except per share amounts - unaudited)

	First Quarter Ended

	March 31, 2012	March 31, 2011
Sales of products	$91,153	$136,364
Cost of sales and other direct production costs	33,290	44,529
Depreciation, depletion and amortization	9,661	12,262
	42,951	56,791
Gross profit	48,202	79,573

Other operating expenses:
General and administrative	4,501	4,699
Exploration	5,611	3,301
Pre-development	3,366	—
Other operating expense	944	1,817
Provision for closed operations and reclamation	2,178	1,021
Lucky Friday suspension-related costs	6,166	—
	22,766	10,838

Income from operations	25,436	68,735

Other income (expense):
Gain on sale or impairment of investments	—	611
Loss on derivative contracts	(5,231)	(2,034)
Interest and other income	149	18
Interest expense	(467)	(477)
	(5,549)	(1,882)
Income before income taxes	19,887	66,853
Income tax provision	(7,315)	(23,496)

Net income	12,572	43,357
Preferred stock dividends	(138)	(138)

Income applicable to common shareholders	$12,434	$43,219

Basic income per common share after preferred dividends	$0.04	$0.16

Diluted income per common share after preferred dividends	$0.04	$0.15

Weighted average number of common shares outstanding - basic	285,292	278,448

Weighted average number of common shares outstanding - diluted	296,928	296,244

HECLA MINING COMPANY
Condensed Consolidated Balance Sheets
(dollars and share in thousands - unaudited)

	March 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$278,504	$266,463
Accounts receivable:
Trade	5,849	10,996
Other, net	6,445	9,313
Inventories	24,247	26,195
Current deferred income taxes	23,534	27,810
Other current assets	14,851	21,967
Total current assets	353,430	362,744
Non-current investments	3,584	3,923
Non-current restricted cash and investments	866	866
Properties, plants, equipment and mineral interests, net	938,879	923,212
Non-current deferred income taxes	89,478	88,028
Other non-current assets and deferred charges	11,496	17,317
Total assets	$1,397,733	$1,396,090

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$30,125	$37,831
Accrued payroll and related benefits	9,008	12,878
Accrued taxes	13,244	10,354
Current portion of capital leases	4,797	4,005
Current portion of accrued reclamation and closure costs	40,230	42,248
Total current liabilities	97,404	107,316
Capital leases	8,826	6,265
Accrued reclamation and closure costs	111,706	111,563
Other noncurrent liabilities	30,476	30,833
Total liabilities	248,412	255,977

SHAREHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	71,422	71,420
Capital surplus	1,215,785	1,215,229
Accumulated deficit	(111,688)	(120,557)
Accumulated other comprehensive loss	(23,717)	(23,498)
Treasury stock	(2,520)	(2,520)
Total shareholders’ equity	1,149,321	1,140,113
Total liabilities and shareholders’ equity	$1,397,733	$1,396,090
Common shares outstanding	285,298	285,290

HECLA MINING COMPANY
Condensed Consolidated Statements of Cash Flows
(dollars in thousands - unaudited)

	Three Months Ended
	March 31, 2012	March 31, 2011
OPERATING ACTIVITIES
Net income	$12,572	$43,357
Non-cash elements included in net income:
Depreciation, depletion and amortization	11,269	12,327
Gain on sale of investments	—	(611)
Gain on disposition of properties, plants, equipment and mineral interests	(28)	—
Provision for reclamation and closure costs	1,427	279
Stock compensation	558	377
Deferred income taxes	2,826	23,135
Amortization of loan origination fees	100	166
(Gain) loss on derivative contracts	12,140	(5,186)
Other non-cash charges, net	270	324
Change in assets and liabilities:
Accounts receivable	8,014	(13,395)
Inventories	1,948	1,310
Other current and non-current assets	549	1,683
Accounts payable and accrued liabilities	(5,580)	1,043
Accrued payroll and related benefits	(3,870)	(1,188)
Accrued taxes	2,890	(1,333)
Accrued reclamation and closure costs and other non-current liabilities	(3,659)	(1,378)
Cash provided by operating activities	41,426	60,910

INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(24,652)	(21,831)
Proceeds from sale of investments	—	1,366
Proceeds from disposition of properties, plants and equipment	35	112
Purchases of investments	—	(3,200)
Changes in restricted cash and investment balances	—	5
Net cash used in investing activities	(24,617)	(23,548)

FINANCING ACTIVITIES
Proceeds from exercise of stock options and warrants	—	4,739
Acquisition of treasury shares	—	(18)
Dividends paid to common shareholders	(3,566)	—
Dividends paid to preferred shareholders	(138)	(3,408)
Repayments of capital leases	(1,064)	(619)
Net cash (used in) provided by financing activities	(4,768)	694
Net increase in cash and cash equivalents	12,041	38,056
Cash and cash equivalents at beginning of period	266,463	283,606
Cash and cash equivalents at end of period	$278,504	$321,662

HECLA MINING COMPANY
Production Data

	Three Months Ended
	March 31, 2012	March 31, 2011
GREENS CREEK UNIT
Tons of ore milled	165,516	189,767
Mining cost per ton	$64.04	$46.64
Milling cost per ton	$32.58	$27.64
Ore grade milled - Silver (oz./ton)	11.08	12.50
Ore grade milled - Gold (oz./ton)	0.12	0.12
Ore grade milled - Lead (%)	3.84	3.28
Ore grade milled - Zinc (%)	11.00	9.38
Silver produced (oz.)	1,328,704	1,697,584
Gold produced (oz.)	12,652	14,430
Lead produced (tons)	4,854	4,711
Zinc produced (tons)	15,943	15,526
Total cash cost per ounce of silver produced (1)	$2.24	$(0.73)
Capital additions (in thousands)	$14,713	$4,860
LUCKY FRIDAY UNIT
Tons of ore processed	—	88,760
Mining cost per ton	$—	$58.51
Milling cost per ton	$—	$15.40
Ore grade milled - Silver (oz./ton)	—	9.27
Ore grade milled - Lead (%)	—	6.08
Ore grade milled - Zinc (%)	—	2.85
Silver produced (oz.)	—	756,824
Lead produced (tons)	—	4,944
Zinc produced (tons)	—	2,155
Total cash cost per ounce of silver produced (1)	$—	$4.99
Capital additions (in thousands)	$11,697	$14,410

(1) Total cash cost per ounce of silver represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement. A reconciliation of total cash costs to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash costs per ounce reconciliation section of this news release. Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce.

Non-GAAP Measures

(Unaudited)

This release contains references to a non-GAAP measure of cash costs per ounce. Cash costs per ounce of silver represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements that the Company believes provide management and investors an indication of net cash flow. Management also uses this measurement for the comparative monitoring of performance of mining operations period-to-period from a cash flow perspective. "Total cash cost per ounce" is a measure developed by gold companies in an effort to provide a comparable standard; however, there can be no assurance that our reporting of this non-GAAP measure is similar to that reported by other mining companies. Cost of sales and other direct production costs and depreciation, depletion and amortization was the most comparable financial measures calculated in accordance with GAAP to total cash costs.

The following table calculates cash cost per ounce:

	Three Months Ended March 31,
	2012	2011
RECONCILIATION TO GAAP, ALL OPERATIONS
Total cash costs	$2,976	$2,530
Divided by ounces produced	1,329	2,455
Total cash cost per ounce produced	$2.24	$1.03
Reconciliation to GAAP:
Total cash costs	$2,976	$2,530
Depreciation, depletion and amortization	9,661	12,262
Treatment costs	(17,695)	(24,236)
By-product credits	46,353	64,511
Change in product inventory	1,805	1,533
Reclamation and other costs	(149)	191
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$42,951	$56,791

GREENS CREEK UNIT
Total cash costs	$2,976	$(1,245)
Divided by ounces produced	1,329	1,698
Total cash cost per ounce produced	$2.24	$(0.73)
Reconciliation to GAAP:
Total cash costs	$2,976	$(1,245)
Depreciation, depletion and amortization	9,661	10,680
Treatment costs	(17,695)	(19,116)
By-product credits	46,353	50,063
Change in product inventory	1,805	1,858
Reclamation and other costs	(149)	167
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$42,951	$42,407

LUCKY FRIDAY UNIT (1)
Total cash costs	$—	$3,775
Divided by silver ounces produced	—	757
Total cash cost per ounce produced	$—	$4.99
Reconciliation to GAAP:
Total cash costs	$—	$3,775
Depreciation, depletion and amortization	—	1,582
Treatment costs	—	(5,120)
By-product credits	—	14,448
Change in product inventory	—	(325)
Reclamation and other costs	—	24
Cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP)	$—	$14,384

(1) Production has been temporarily suspended at the Lucky Friday Unit as work is performed to rehabilitate the Silver Shaft, the primary access from surface to the underground workings at the Lucky Friday mine. See the Lucky Friday Segment section above for further discussion of the Silver Shaft work and temporary suspension of operations. Care and maintenance costs incurred at the Lucky Friday during the suspension of production are included in a separate line item under Other operating expenses on the Condensed Consolidated Statement of Operations and Comprehensive Income (Unaudited), and have been excluded from the calculation of total cash costs for the three month period ended March 31, 2012.

This release also refers to a non-GAAP measure of earnings after adjustments. Earnings After Adjustments and Earnings After Adjustments per share are non-GAAP measures which are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that earnings after adjustments per common share provides investors with the ability to better evaluate our underlying operating performance. The following table reconciles net income applicable to common shareholders to earnings after adjustments applicable to common shareholders:

	Three Months Ended March 31,
	2012	2011

Net income applicable to common shareholders (GAAP)	$12,434	$43,219
Adjusting items:
Losses on derivatives contracts	5,231	2,034
Environmental accruals	769	—
Provisional price gains	(5,137)	(7,822)
Lucky Friday suspension-related costs	6,166	—
Income tax effect of above adjustments	(2,530)	2,084
Earnings after adjustments applicable to common shareholders	$16,933	$39,515
Weighted average shares - basic	285,292	278,448
Weighted average shares - diluted	296,928	296,244
Basic earnings after adjustments per common share	$0.06	$0.14
Diluted earnings after adjustments per common share	$0.06	$0.13

Assay Results - Q1 2012

				Gold	Zinc	Lead
MINE / PROJECT	Zone	Width (Feet)	Silver (oz/ton)	(oz/ton)	(%)	(%)
GREENS CREEK	200 South	16.8	32.0	0.02	8.1	4.0
	200 South	9.9	17.9	0.05	7.6	3.7
	5250 South	2.0	9.8	0.16	10.6	6.0
	Southwest Bench	4.4	25.6	0.03	5.4	3.3
	Southwest Bench	6.5	19.2	0.23	5.8	2.8
	9a Zone	16.8	32.0	0.02	8.1	4.0
	9a Zone	10.0	15.3	0.02	1.3	0.4
	9a Zone	8.7	20.7	0.02	18.2	8.7
	9a Zone	19.8	26.1	0.02	11.5	6.6
	9a Zone	21.2	9.7	0.04	33.4	10.9
	9a Zone	8.9	18.0	0.02	8.2	4.8
	9a Zone	22.9	11.6	0.07	5.9	3.5
	9a Zone	6.0	16.5	0.04	12.9	2.8
	9a Zone	3.2	46.6	0.52	9.3	2.4

MINE / PROJECT	Vein Area	Width (Feet)	Gold (oz/ton)	Silver (oz/ton)
SAN JUAN SILVER (CREEDE)	Equity	18.5	0.45	36.8
	including	6.1	1.14	90.9
	Equity	29.6	0.11	11.3
	including	12.5	0.20	19.6
	Equity	4.6	0.07	8.3
	Equity	6.4	0.17	16.8
	Equity	5.2	0.09	23.5
	Equity	6.8	0.38	40.2
	Equity	6.4	0.08	9.2
	Equity	4.4	0.23	10.7
	Equity	4.3	0.08	8.2
	Equity	6.0	0.05	12.4
	Equity	8.4	0.10	14.4

MINE / PROJECT	Vein Number / Area	Width (Feet)	Silver (oz/ton)	Zinc (%)	Lead (%)
SILVER VALLEY DRILLING
STAR COMPLEX	Moffitt	4.3	10.2	6.6	34.9
	Moffitt	4.3	2.6	12.9	7.9
	Moffitt	4.3	0.7	2.7	5.2
	Moffitt	1.1	12.2	0.3	16.9
	North Star	5.8	2.3	0.8	7.9
	North Star	1.3	2.1	5.3	3.8
	North Wall	1.0	3.0	11.8	13.6
	Noonday Split	1.0	4.4	18.9	7.8

MINE / PROJECT	Area	Width (Meters)	Silver (g/tonne)	Gold (g/tonne)
MEXICO - SAN SEBASTIAN	Andrea	1.0	160.3	0.8
	Andrea	1.6	298.0	0.5
	Andrea	1.4	199.4	2.4
	Andrea	0.7	354.0	0.4
	Andrea	4.2	159.1	3.8
	Andrea	1.8	98.0	3.2
	Andrea	4.2	36.3	1.2
	Andrea	0.5	481.0	3.0

CONTACT:
Hecla Mining Company
Sr. Vice President – CFO
Jim Sabala, 208-209-1255
Direct Main: 800-HECLA91 (800-432-5291)
hmc-info@hecla-mining.com
www.hecla-mining.com